Exhibit 97
GLOBE LIFE INC.
CLAWBACK POLICY

I.Introduction

The Board of Directors of Globe Life Inc. (the “Board”) believes that it is in the best interests of Globe Life Inc. (the “Company”) and its shareholders to adopt this policy, which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Section 10D”), Rule 10D-1 of the Securities Exchange Act of 1934 (“Rule 10D-1”), and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Listing Standards” and together with Section 10D and Rule 10D-1, the “Applicable Law”).

II.Administration

This Policy shall be administered by the Board or the Board may delegate the authority to administer this Policy to the Compensation Committee or the Audit Committee as it deems appropriate (the Board or such committee charged with administration of this policy, the “Administrator”). Any determinations made by the Administrator shall be final and binding on all affected individuals.

III.Covered Executives

This Policy applies to the Company's current and former executive officers, as determined by Administrator in accordance with Applicable Law, and such other employees who may from time to time be deemed subject to the Policy by the Administrator (each a “Covered Executive”).

IV.Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company's material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Administrator will require recoupment of any Excess Incentive Compensation received by any Covered Executive during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement and during any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years.

V.Incentive Compensation

For purposes of this Policy, Incentive Compensation means any compensation that is granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure. Incentive Compensation is deemed “received,” for purposes of this Policy, in the Company’s fiscal period during which the financial reporting measure specified in the Incentive Compensation award is attained, even if the payment or grant of such Incentive Compensation occurs after the end of such period.

Exhibit 97
“Financial reporting measure” means for purposes of this Policy, any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure that is derived wholly or in part from such measure. Financial reporting measures include but are not limited to:
•company stock price;
•total shareholder return;
•premiums;
•underwriting income;
•revenues;
•net income;
•financial ratios;
•liquidity measures such as working capital or operating cash flow;
•return measures such as return on assets or return on equity; and
•earnings measures such as earnings per share.

VI.Excess Incentive Compensation: Amount Subject to Recovery

The amount to be recovered will be the “Excess Incentive Compensation” paid to the Covered Executive. The Excess Incentive Compensation is the amount of Incentive Compensation received that exceeds the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Administrator.

If the Administrator cannot determine the amount of Excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement. The Administrator must maintain documentation of the determination of such reasonable estimate and provide such documentation to the New York Stock Exchange.

VII.Method of Recoupment

The Administrator will determine, in its sole discretion, the timing and method for recouping Incentive Compensation hereunder which may include, without limitation:

(a) requiring reimbursement of cash Incentive Compensation previously paid;
(b) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity-based awards;
(c) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Executive;
(d) cancelling outstanding vested or unvested equity awards;
(e) forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder; and/or
(f) taking any other remedial and recovery action permitted by law or contract, as determined by the Administrator.

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VIII.No Indemnification

The Company shall not indemnify any Covered Executive against the loss of any incorrectly awarded Incentive Compensation, including any payment or reimbursement for the cost of third‑party insurance purchased by any Covered Executive to fund potential clawback obligations under this Policy.

IX.Interpretation

The Administrator is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Applicable Law.

X.Effective Date

This Policy shall be effective as of the date it is adopted by the Administrator (the "Effective Date") and shall apply to Incentive Compensation that is received by a Covered Executive on or after that date even if such Incentive Compensation was approved, awarded, granted or paid to the Covered Executive prior to the Effective Date.

XI.Amendment; Termination

The Administrator may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to comply Applicable Law.

XII.Other Recoupment Rights

The Administrator intends that this Policy will be applied to the fullest extent of the law. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company including provisions for recoupment of payments or benefits in the event an award is based on a materially inaccurate performance measure, or in the event of a termination for cause, violation of material Company policies, breach of confidentiality or other restrictive covenants, or other conduct by the Covered Executive detrimental to the business or reputation of the Company.

XIII.Impracticability

The Administrator shall recover any Excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, solely for the following limited reasons, and subject to the following procedural and disclosure requirements:

•The direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of Excess Incentive Compensation based on expense of enforcement, the Administrator must make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover and provide that documentation to NYSE; or
•Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

Exhibit 97
XIV.Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators, or other legal representatives.
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